UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 7, 2005

NBTY, INC.

 (Exact Name of Registrant as Specified in Charter)

001-31788

(Commission File Number)

DELAWARE	11-2228617
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employe Identification No.)

90 Orville Drive	11716
Bohemia, New York	(Zip Code)
(Address of Principal Executive Offices)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

        ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 7, 2005, the Board of Directors of NBTY, Inc. (the “Board”) ratified the December 10, 2004 decision of the Compensation and Stock Option Committee (the “Committee”) that Mr. Scott Rudolph shall receive the salary and bonus set forth next to his name in the following table.  In addition, on February 7, 2005, based upon the December 10, 2004 recommendation of the Committee, the Board determined that each of the other named executive officers (as defined in Regulation S-K item 402(a)(3)) shall receive the salary and bonus set forth next to their respective names:

EXECUTIVE OFFICER	2005 SALARY		2004 BONUS
Scott Rudolph Chairman and CEO		(1)	$1,250,000
Harvey Kamil President and CFO		(1)	$550,000
Michael C. Slade Secretary and Senior Vice President	$353,100	(2)	$50,000
James P. Flaherty Senior Vice President—Marketing and Advertising	$263,000	(3)	$125,000
William J. Shanahan Vice President—Information Systems	$230,000	(3)	$160,000

(1)                  Pursuant to the terms of their respective Employment Agreements, Messrs. Rudolph’s and Kamil’s salary increases shall be equal to the percentage increase of the Consumer Price Index for the period from January 1, 2004 to January 1, 2005, as determined by the Bureau of Labor Statistics of the United States Department of Labor.  For 2004, the salaries of Messrs. Rudolph and Kamil were $764,278 and $427,996, respectively.  Messrs. Rudolph’s and Kamil’s salary increases shall take effect as of January 1, 2005.

(2)                  Unchanged.

(3)                  The salary increases for Messrs. Flaherty and Shanahan shall take effect on February 28, 2005.

In addition, upon the recommendation of the Committee, the Board (a) increased the annual fee paid to non-management directors from $50,000 to $60,000, and (b) determined that the chairman of the Audit Committee shall receive an additional $50,000 per year for services rendered in such capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 11, 2005

NBTY, INC.

By:

/s/ Harvey Kamil

Harvey Kamil
President and Chief Financial Officer